STREAMLINE HEALTH SOLUTIONS, INC.
July 22, 2013
Mr. Matthew S. Seefeld
1230 Peachtree Street NE, Suite 1000
Atlanta, Georgia 30309
Employment Agreement dated as of September 27, 2012
Dear Matt:
I refer to the above-referenced agreement (the “EA”) between the Company and you and to the Sales Incentive Compensation Plan for Sales Executives of Streamline Health, Inc. (Effective as of February 1, 2013) (the “Sales Comp Plan”). The purpose of this letter agreement is to modify the EA for the current fiscal year, which began 2/1/13 so as to accommodate your continued participation in the Sales Comp Plan as it relates to sales by you and your team of the Company’s “PFS” suite of services.
Accordingly, the following paragraph will be substituted for paragraph 2 of Exhibit A of the EA with effect from 7/1/13:

2.
Commissions. Executive will participate, as a “Sales Executive”, in the Company’s Sales Incentive Compensation Plan (Effective as of February 1, 2013), a copy of which has been provided to Executive. As such, Executive will for the period July 1, 2013, through January 31, 2014, be entitled to earn commission at the rate of 1.5% (or 2.7% in instances where Executive is the sales lead) of net (of any Channel Partner share) commissionable Bookings on any and all client agreements entered into during such period with respect to PFS services, and such rate will increase to 2.25% (or 4.05%) if and when Executive’s team’s Quota Targets of $8 million and $1 million of Net Bookings and Recognizable Revenue, respectively (net of any Channel Partner share), for the period have been achieved. For purposes of this paragraph, the term “sales lead” refers to the individual who functions as the principal liaison between the Company and the client in regard to the relevant agreement and, in any event, who first demonstrates the services to the client and negotiates the final form of agreement with the client.

The Sales Comp Plan will also govern administrative matters, for example, entitlement to payment of accrued and unpaid commission in case of termination and the timing of payment of such commission.
In addition, you will be eligible for a non- equity bonus for F2013 in the prorated amount of $25,000, subject to the same terms and conditions as apply to other Senior Vice Presidents and payable at the same time as other executive non-equity bonuses are paid, which is generally in March following

1.	Currently consisting of yourself and Omar Nagji.

2.
Currently consisting of the OpportunityAnyWare, ARWare, and DenialWare solutions and which, for purposes of this letter agreement, will also be deemed to include Virtual Business Consulting support services.

the fiscal year-end. This bonus, as with those of other executives, is subject to the approval of the Compensation Committee of the Board of Directors of the Company.
Finally, the Company will continue to pay you any accrued and still unpaid commissions in the amounts and at the times specified in the EA and the Sales Comp Plan as then in effect, except that such commissions for FY2012, in the amount of 157,267 will be paid as soon as practicable following execution by both parties of this letter agreement, but not before August 15, 2013.
If the foregoing is acceptable to you, please so indicate by signing a copy of this letter in the place provided below and returning it to me.

Sincerely,

/s/ Robert E. Watson
Robert E. Watson
President and Chief Executive Officer

Accepted and Agreed to:
/s/ Matthew Seefeld
Matthew S. Seefeld